Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 33-54064, 33-54066, 33-54096, 33-57746, 333-130167, 33-86654, 33-20801, 333-53487, 333-64714, 333-89071, 333-104412, 333-130162, 333-105930, 333-135683, 333-159908, and 333-159909 and Post-Effective Amendment No. 1 to Registration Statement No. 33-57748 and Post-Effective Amendment No. 1 to Registration Statement No. 333-53485 on Form S-8 of our reports dated April 16, 2013, relating to the financial statements and financial statement schedule of Layne Christensen Company, and the effectiveness of Layne Christensen Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Layne Christensen Company for the year ended January 31, 2013.

/s/ Deloitte & Touche LLP

Kansas City, Missouri
April 16, 2013